Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Trustee and Holders of Trust Units of

Tidelands Royalty Trust “B” and Subsidiary:

We have audited the accompanying consolidated statement of assets, liabilities, and trust corpus of Tidelands Royalty Trust “B” and Subsidiary (the Trust) as of December 31, 2011 and the related consolidated statements of distributable income and changes in trust corpus for the year then ended. These consolidated financial statements are the responsibility of the Trustee. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Trust is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trust’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As described in Note 2 to the consolidated financial statements, these consolidated financial statements were prepared on the modified cash basis of accounting, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the assets, liabilities, and trust corpus of Tidelands Royalty Trust “B” and Subsidiary as of December 31, 2011, and its distributable income and changes in trust corpus for the year ended December 31, 2011 in conformity with the modified cash basis of accounting described in Note 2 to the consolidated financial statements.

WEAVER AND TIDWELL, L.L.P.

Dallas, Texas

March 16, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Trustee and Holders of Trust Units

Tidelands Royalty Trust “B”:

We have audited the accompanying consolidated statement of assets, liabilities, and trust corpus of Tidelands Royalty Trust “B” (the Trust) as of December 31, 2010, and the related consolidated statements of distributable income and changes in trust corpus for each of the years in the two-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Trustee. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Trust is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.

Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trust’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in note 2 to the consolidated financial statements, these consolidated financial statements were prepared on the modified cash basis of accounting, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the assets, liabilities, and trust corpus of Tidelands Royalty Trust “B” as of December 31, 2010 and its distributable income and changes in trust corpus for each of the years in the two-year period ended December 31, 2010 in conformity with the modified cash basis of accounting described in note 2.

/s/ KPMG LLP

Dallas, Texas

March 28, 2011

TIDELANDS ROYALTY TRUST “B” AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF ASSETS, LIABILITIES AND TRUST CORPUS

As of December 31, 2011 and 2010

(Audited)

Assets

	December 31, 2011	December 31, 2010
Current assets:
Cash and cash equivalents	$950,422	$1,299,734
Oil, gas and other mineral properties	2	2
Federal income tax refundable	12,734	12,734

Total assets	$963,158	$1,312,470

Liabilities and Trust Corpus

Current liabilities:
Accounts payable	$—	$—
Federal income taxes payable	—	—
Income distributable to unitholders	280,198	507,437

Total current liabilities	$280,198	$507,437

Trust corpus—authorized 1,386,525 units of beneficial interest, issued 1,386,375 at nominal value	682,960	805,033

	$963,158	$1,312,470

See accompanying notes to consolidated financial statements.

TIDELANDS ROYALTY TRUST “B” AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF DISTRIBUTABLE INCOME

For the Three Years Ended December 31, 2011

(Audited)

	2011	2010	2009
Income:
Oil and natural gas royalties	$1,335,084	$2,198,781	$3,133,279
Interest income	—	—	769

Total income	$1,335,084	$2,198,781	$3,134,048
Expenses:
General and administrative expenses	$211,053	$209,540	$289,261

Distributable income before Federal income taxes	1,124,031	1,989,241	2,844,787
Federal income taxes of subsidiary	—	3,200	13,000

Distributable income	$1,124,031	$1,986,041	$2,831,787

Distributable income per unit	$0.81	$1.43	$2.04

Distributions per unit	$0.90	$1.53	$2.26

Units outstanding	1,386,375	1,386,375	1,386,375

See accompanying notes to consolidated financial statements.

TIDELANDS ROYALTY TRUST “B” AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN TRUST CORPUS

For the Three Years Ended December 31, 2011

(Audited)

	2011	2010	2009
Trust corpus, beginning of period	$805,033	$937,904	$1,233,375
Distributable income	1,124,031	1,986,041	2,831,787
Distributions to unitholders	(1,246,104)	(2,118,912)	(3,127,258)

Trust corpus, end of period	$682,960	$805,033	$937,904

See accompanying notes to consolidated financial statements.

TIDELANDS ROYALTY TRUST “B” AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND GENERAL

(a) General

Tidelands Royalty Trust “B” (the “Trust”) was established on June 1, 1954 with a transfer of contract rights to certain properties to the Trust in exchange for units of beneficial interest. The contract rights enable the Trust to receive an interest in any oil, natural gas or other mineral leases obtained by Gulf Oil Corporation, now Chevron U.S.A., Inc. (“Chevron”), which is a subsidiary of Chevron Corporation and its assignees in a designated area of the Gulf of Mexico during a 50-year period that expired on April 30, 2001.

The Trust is required under its Indenture to distribute all income, after paying its liabilities and obligations, to the unitholders quarterly. The Trust cannot invest any of its money for any purpose and cannot engage in a trade or business.

The Trust’s wholly-owned subsidiary, Tidelands Royalty “B” Corporation (“Tidelands Corporation”), holds title to interests in properties that are situated offshore of Louisiana. Ninety-five percent of all oil, natural gas, and other mineral royalties collected by this subsidiary are retained by and delivered to the Trust. Tidelands Corporation, like the Trust, is prohibited from engaging in a trade or business and does only those things necessary for the administration and liquidation of its properties. The Trust is authorized to pay the expenses of Tidelands Corporation should it be necessary.

The Trust and its subsidiary have no employees. Tidelands Corporation has entered into an arrangement with Marine Petroleum Corporation (a wholly-owned subsidiary of Marine Petroleum Trust, an affiliate of the Trust) to share certain administrative expenses and to assist the trustee in the administration of the Trust. For the years ended 2011, 2010 and 2009, Tidelands Corporation paid $49,000, $54,450 and $48,900 to Marine Petroleum Corporation, respectively. At December 31, 2011 and 2010, Marine Petroleum Trust owned 32.6% of the Trust’s outstanding units of beneficial interest.

(b) Unitholder Voting Matters

On March 27, 2001, the unitholders of record at the close of business on February 16, 2001, approved an amendment to the Indenture to extend the life of the Trust to April 30, 2021.

(c) Principles of Consolidation

The consolidated financial statements include the Trust and its wholly-owned subsidiary, Tidelands Corporation. All material intercompany accounts and transactions have been eliminated upon consolidation.

(d) Producing Oil and Natural Gas Properties

At the time the Trust was established, no determinable market value was available for the assets transferred to the Trust; consequently, nominal values were assigned. Accordingly, no allowance for depletion has been computed.

Tidelands’ revenues are derived from production payments and overriding royalty interests related to properties located in the Gulf of Mexico.

(e) Federal Income Taxes

No provision has been made for Federal income taxes on the Trust’s income because such taxes are the liability of the unitholders.

Federal income taxes are provided on the income of Tidelands Corporation (which specifically excludes the 95% net profits interest to be retained by and delivered to the Trust) after deducting statutory depletion. There were no significant deferred tax assets or liabilities as of December 31, 2011 and 2010. Tidelands Corporation uses the cash method of reporting for Federal income taxes. The primary difference between the actual tax expense of Tidelands Corporation and the expected tax expense is due to the fact that only 5% of Tidelands Corporation’s income (i.e., excluding the 95% net profits interest retained by and delivered to the Trust) is subject to Federal income tax.

Tax positions taken by the Trust related to the Trust’s pass-through status and Federal state tax positions have been reviewed, and the Trustee is of the opinion that material positions taken would more likely than not be sustained by examination. In accordance with the Trust’s basis of accounting discussed in Note 1, the Trust would only recognize the impact of tax positions that were not upheld at the time of payment. As of December 31, 2011, the Trust’s tax years 2007 to 2010 remain subject to examination.

The Federal income taxes refundable which arose during the prior year are as a result of payments previously made in excess of the estimated taxes payable.

Tidelands Corporation recognizes interest and penalties related to unrecognized tax benefits in income tax expense.

(f) Credit Risk Concentration and Cash Equivalents

Financial instruments which potentially subject the Trust and Tidelands Corporation to concentrations of credit risk are primarily investments in cash equivalents. The Trust and Tidelands Corporation place their cash investments with financial institutions that the Trustee considers creditworthy and limit the amount of credit exposure from any one financial institution. The estimated fair values of cash equivalents approximate the carrying values due to the short term nature of these financial instruments.

Tidelands had cash equivalents of $950,422 and $1,299,734 at December 31, 2011 and 2010, respectively, which consisted of cash deposits, U.S. Treasury and agency bonds, and money market mutual funds.

(g) Use of Estimates

The preparation of financial statements in conformity with the modified cash basis method of accounting requires the Trustee to make various estimates and assumptions that affect the reported amount of liabilities at the date of the consolidated financial statements and the reported amount of expenses during the reporting period. Actual results may differ from such estimates.

(h) Distributable Income per Unit

Distributable income per unit is determined by dividing distributable income by the number of units of beneficial interest outstanding during the period.

(i) Significant Royalty Sources

The following table presents the approximate percentage of royalties actually received from each royalty payor for the past three years:

Royalty Payors	2011	2010	2009
Black Elk Energy Offshore Operations, LLC (1)	55%	—	—
Apache Corporation (2)	29%	10%	—
W&T Offshore Inc. (3)	9%	7%	7%
JX Nippon Oil & Gas Exploration Corp. (NOEX) (1)	6%	34%	15%
Breton Engineering LLC (4)	1%	3%	—
Devon Energy Production Company LP (2)	—	44%	78%
Barron Petroleum Company (3)	—	2%	—

	100%	100%	100%

(2)	BASIS OF ACCOUNTING

The financial statements of Tidelands have been prepared on the modified cash basis method and are not intended to present financial position and results of operations in conformity with accounting principles generally accepted in the United States (“GAAP”). Under the modified cash basis method:

•	Royalty income is recognized when received by Tidelands.

•

Tidelands’ expenses (which include accounting, legal, and other professional fees, trustees’ fees and out-of-pocket expenses) are recorded on an accrual basis. Reserves for liabilities that are contingent or uncertain in amount may also be established if considered necessary.

•	Distributions to unitholders are recognized when declared by the Trustee of the Trust.

The financial statements of Tidelands differ from financial statements prepared in conformity with GAAP because of the following:

•	Royalty income is recognized in the month received rather than in the month of production.

•	Reserves may be established for contingencies that would not be recorded under GAAP.

This comprehensive basis of accounting corresponds to the accounting principles permitted for royalty trusts by the SEC, as specified by Staff Accounting Bulletin Topic 12:E, Financial Statements of Royalty Trusts.

The preparation of financial statements in conformity with the modified cash basis method of accounting requires the Trustee to make various estimates and assumptions that affect the reported amount of liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. Actual results may differ from such estimates.

(3)	TEXAS FRANCHISE TAX

Texas does not impose an income tax. Therefore, no part of the income produced by the Trust is subject to state income tax in Texas. However, in May 2006, the State of Texas enacted legislation, as amended, to implement a new franchise tax. Under the new legislation, a 1% tax (in certain cases not applicable here, the tax rate is 0.5%) will be imposed on each taxable entity’s taxable margin. Taxable margin is generally defined as revenues less certain costs, as provided in the statute. Most entities that provide owners with limited liability protection, including trusts, are considered to be taxable entities for purposes of the Texas franchise tax. The statute provides certain limited exemptions from the tax, including exclusions for certain “passive entities” that satisfy specified statutory requirements as described below.

Under the Texas franchise tax statute, “passive entities,” including trusts, that meet the following requirements, will be exempt from the Texas state franchise tax: (a) the trust cannot be a business trust within the meaning of U.S. Treasury Regulation section 301.7701-4(b); (b) at least 90% of the trust’s income for the taxable year must be derived from passive sources (e.g., royalties, bonuses, delay rental income from mineral properties, dividends, interest, gains from the sale of securities); and (c) no more than 10% of the trust’s income for the taxable year can be derived from an active trade or business (e.g., rent, certain income received by a non-operator under a joint operating agreement pursuant to which the operator is the member of an affiliated group that includes such non-operator). An entity will determine on an annual basis whether it meets the requirements to be treated as a “passive entity” for Texas state franchise tax purposes. The Trustee believes that all or substantially all of the income of the Trust currently is passive, as it consists of royalty income from the sale of oil and natural gas, dividends and interest income. Subject to any change in the sources of income derived by the Trust or any change in the Indenture, the Trust expects that it will be a passive entity that is not subject to the franchise tax.

If the Trust is exempt from the Texas state franchise tax as a passive entity, each unitholder that is subject to the Texas franchise tax as a taxable entity under the Texas Tax Code would generally include its share of the Trust’s revenue in its franchise tax computation. The Texas franchise tax does not apply to natural persons. The Trust believes that it was a passive entity in 2011.

Each unitholder is urged to consult its own tax advisor regarding the requirements for filing state tax returns.

(4)	SUPPLEMENTAL INFORMATION RELATING TO OIL AND NATURAL GAS RESERVES (UNAUDITED)

Oil and natural gas reserve information relating to the Trust’s royalty interests is not presented because such information is not available to the Trust. The Trust’s share of oil and natural gas produced for its royalty interests was as follows:

	For Year Ended December 31,
	2011	2010	2009
Net production quantities:
Oil (bbls)	8,044	8,650	6,662
Natural gas (mcf)	102,023	268,723	513,880

(5)	SUMMARY OF QUARTERLY FINANCIAL DATA (UNAUDITED)

The following quarterly financial information for the years ended December 31, 2011 and 2010 is unaudited; however, in the opinion of the Trustee, all adjustments necessary to present a fair statement of the results of operations for the interim periods have been included.

	Oil and Natural Gas Royalties	Distributable Income	Distributable Income Per Unit
Quarter ended:
March 31, 2010	$682,597	$636,495	$0.46
June 30, 2010	525,991	456,320	0.33
September 30, 2010	413,669	348,652	0.25
December 31, 2010	576,524	544,574	0.39

	$2,198,781	$1,986,041	$1.43

Quarter ended:
March 31, 2011	$416,313	$350,648	$0.25
June 30, 2011	272,041	198,003	0.14
September 30, 2011	360,559	323,284	0.23
December 31, 2011	286,171	252,096	0.19

	$1,335,084	$1,124,031	$0.81